Exhibit 21.1

OCLARO, INC. SIGNIFICANT SUBSIDIARIES

Avanex Communications Technologies Co., Ltd., a People’s Republic of China Company
Oclaro (Canada), Inc., a Canadian corporation
Oclaro Innovations LLP, a U.K. limited liability partnership
Oclaro Japan, Inc., a Japanese corporation
Oclaro (North America), Inc., a Delaware corporation
Oclaro Technology, Inc., a Delaware corporation
Oclaro Technology Ltd., a U.K. corporation
Oclaro Technology (Shenzhen) Co., Ltd., a People’s Republic of China company
Opnext, Inc., a Delaware corporation
Opnext Subsystems, Inc., a Delaware corporation